Exhibit 99.1
AVATAR
For Immediate Release
AVATAR HOLDINGS ACQUIRES PROPERTIES FROM JEN PARTNERS
THAT SIGNIFICANTLY DIVERSIFY ITS
REAL ESTATE PORTFOLIO IN ARIZONA AND FLORIDA
—Properties Acquired Fall in the ‘Sweet Spot’ of Avatar’s Active Adult Community Strategy—
—Transaction Further Strengthens Avatar’s Senior Management Team; Expands Board of Directors—
CORAL GABLES, Fla., October 25, 2010 — Avatar Holdings Inc. (“Avatar”) [NASDAQ: AVTR], a leading real estate company in Florida and Arizona, announced today that it acquired from JEN Partners LLC, a New York-based real estate private equity fund, a portfolio of prime real estate assets in key geographic retirement areas in Arizona and Florida for approximately $62 million in cash, stock and notes, plus an earn-out of up to $8 million. Avatar’s Board of Directors unanimously approved the transaction which closed today.
Among the prime assets and properties being acquired from JEN Partners include:
▪	Arizona properties:
• Joseph Carl Homes, LLC— the Phoenix-based private home builder and the developer of CantaMia, an active adult community, and single family homes.
• CantaMia—a 1781 unit premier active adult community located in the Estrella Mountain Ranch Master Plan Community in Goodyear, Arizona.
▪	Florida properties:
• Sharpe properties— 445 acres located in Orange County, comprised of 839 partially developed lots, a multi-family tract, and a two acre commercial site.
The purchase price consists of $30 million in cash, $20 million in restricted common stock subject to a two-year lock up agreement, and $12 million of notes divided equally into two $6 million notes, one with a 1-year maturity and the second with a 2-year maturity. In addition, the agreement provides for up to $8 million in common stock, subject to the achievement of certain agreed upon metrics related to the CantaMia project by December 31, 2014.
The newly-acquired properties will significantly expand Avatar’s existing base in the two markets it specializes in—Arizona and Florida. It will also further expand Avatar’s position into the highly-desirable active adult community (ages 55+) sector of the Arizona real estate market, and bring to the company a number of proven real estate executives, including Joseph Carl Mulac III, a former senior executive with Tousa , Inc. Mr. Mulac, founder and CEO of Joseph Carl Homes, joins Avatar as Executive Vice President and President of its subsidiary, Avatar Properties Inc.

Additionally, as part of the agreement, two Managing Directors from JEN Partners, Reuben Leibowitz and Allen Anderson, will join the Avatar Board of Directors. Prior to founding JEN Partners, Mr. Leibowitz had spent 22 years at Warburg Pincus and was responsible for the firm’s real estate effort. Mr. Anderson had been Chairman and CEO of Meridian Industrial Trust, a NYSE listed REIT until its sale to Pro Logis in 1999. He joined JEN as a Senior Advisor in 2006 and became a Managing Director of the firm in 2008. Mr. Leibowitz and Mr. Anderson each have more than 30 years of experience in building and growing real estate companies and successfully managing through various real estate market cycles. Through this transaction, JEN Partners will become a significant shareholder of Avatar.
Gerald D. Kelfer, Avatar’s President and Chief Executive Officer said, “Cumulatively, this transaction will be transformative for Avatar as it significantly strengthens and expands our footprint, particularly in Arizona, bolsters our management team, and deepens the experience of our Board of Directors. As I prepare to retire from day-to-day management responsibilities, I do so with the confidence that this transaction is in the best interests of the company and its shareholders.” Mr. Kelfer, age 65, announced his retirement earlier this month. He will remain Vice Chairman of Avatar’s board of directors.
Mr. Leibowitz, a Managing Director of JEN Partners, added, “From the outset, we were very excited about the potential of this transaction and the prospects for Avatar, which is evidenced by the significant equity stake JEN now holds in the company. We look forward to joining the Board and making a meaningful contribution to the company.”
Jon M. Donnell, who will become Avatar’s President and Chief Executive Officer, effective November 15th, added, “This is an important transaction for Avatar. Many of the properties we have just acquired from JEN are in the sweet spot of our strategy to build premium active adult communities and consistent with our stated goal to capitalize on current market opportunities,” added Mr. Donnell. “We are also very pleased that Carl Mulac is joining our company. He brings more than 25 years of experience developing and growing homebuilding operations to Avatar. He will be a solid addition to our senior management team.”
Mr. Donnell brings to Avatar over 20 years of experience in homebuilding, land development, and active adult communities—the Company’s prime areas of focus. From 1995-2004, he held several executive positions at Dominion Homes, Inc., a builder of single family homes, and was President and Chief Operating Officer from 1999-2004. From 1984-1995, he held various senior-level financial and operational positions at Del Webb Corporation, a premier builder of master-planned, active adult communities. More recently, from 2007 to present, he Co-Founded and has been a Principal of The Monticello Group, LLC a specialty real estate advisory firm based in Sarasota, Florida.
About Avatar Holdings
Avatar Holdings Inc. is engaged in real estate operations in Florida and Arizona. In addition to the properties acquired in its JEN Partners transaction, Avatar’s principal operations are conducted at Poinciana, Solivita and Bellalago in central Florida near Orlando; and Seasons at Tradition in Port St.

Lucie, Florida and at Rio Rico, south of Tucson, AZ. Avatar’s common shares trades on NASDAQ under the symbol AVTR.
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Contact:
Juanita I. Kerrigan
Avatar Holdings Inc.
201 Alhambra Circle
Coral Gables, FL 33134
(305) 442-7000
Melisa Sheer or Jeffrey Taufield
Kekst and Company Incorporated
437 Madison Avenue
New York, NY 10022
(212) 521-4800